CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Progressive Bank, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of Progressive Bank, Inc. related to the Progressive Bank, Inc. 1997 Employee Stock Option Plan of our report dated January 21, 1997, relating to the consolidated balance sheets of Progressive Bank, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which reports appears in the December 31, 1996 annual report on Form 10-K of Progressive Bank, Inc. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/KPMG Peat Marwick LLP



Stamford, Connecticut
April 25, 1997